EXHIBIT [ ]



                  AGREEMENT AS TO EXPENSES AND LIABILITIES


                         AGREEMENT dated as of  , 1996, between J.P. Morgan
                    & Co. Incorporated, a Delaware corporation ("J.P. Morgan"), and J.P. Morgan Index Funding Company, LLC, a Delaware limited liability company (the "Company").


          WHEREAS, the Company intends to issue its common limited liability company interests (the "Common Securities") to and receive related capital contributions from J.P. Morgan and J.P. Morgan Ventures Corporation and to issue and sell from time to time, in one or more series, preferred limited liability company interests (the "Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in a written action or actions of the managing members of the Company providing for the issue of such series; and

          WHEREAS, J.P. Morgan will directly or indirectly own all of the Common Securities of the Company;


          NOW THEREFORE, in consideration of the purchase by each holder of the Preferred Securities, which purchase J.P. Morgan hereby agrees shall benefit J.P. Morgan and which purchase J.P. Morgan acknowledges will be made in reliance upon the execution and delivery of this Agreement, J.P. Morgan and the Company hereby agree as follows:


                                 ARTICLE I

          SECTION 1.01. Guarantee by J.P. Morgan. Subject to the terms and conditions hereof, J.P. Morgan hereby irrevocably and unconditionally guarantees (the "Guarantee") to each person or entity to whom the Company is now or hereafter becomes indebted or liable for the payment of money (the "Beneficiaries") (other than obligations or liabilities to holders (or former holders) of any Preferred Securities or any other limited liability company interests in the Company, in or by virtue of such holders' capacities as holders (or former holders) of such Preferred Securities or other limited liability company interests) the full payment, when and as due, of any and all indebtedness and


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liabilities of the Company to such Beneficiaries (collectively, the
"Obligations"). J.P. Morgan further agrees to provide funds to the Company in the amount sufficient to fund such Obligations, without duplication of any amounts paid directly by J.P. Morgan pursuant to the Guarantee, as and to the extent such Obligations become payable by the Company. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

          SECTION 1.02. Term of Agreement. This Agreement shall terminate and be of no further force and effect upon the later of (i) the date on which full payment has been made of all amounts payable to all holders of all series of the Preferred Securities (whether upon redemption, liquidation, exchange or otherwise) and (ii) the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Preferred Securities of any series or any Beneficiary must restore payment of any sums paid under the Preferred Securities of such series, under any Obligation, under the Guarantee Agreement dated the date hereof and executed and delivered by J.P. Morgan or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

          SECTION 1.03. Waiver of Notice. J.P. Morgan hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and J.P. Morgan hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

          SECTION 1.04. No Impairment. The obligations, covenants, agreements and duties of J.P. Morgan under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a) the extension of time for the payment of the Company of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

          (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Company granting indulgence or extension of any kind; or

          (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Company or any of the assets of the Company.

          There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, J.P. Morgan with respect to the happening of any of the foregoing.

          SECTION 1.05. Enforcement. A Beneficiary may enforce this Agreement directly against J.P. Morgan and J.P. Morgan waives any right or remedy to require that any action be brought against the Company or any other person or entity before proceeding against J.P. Morgan.


                                 ARTICLE II

          SECTION 2.01. Binding Effect. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of J.P. Morgan and shall inure to the benefit of the Beneficiaries.

          SECTION 2.02. Amendment. So long as there remains any Beneficiary or any Preferred Securities of any series are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities.

          SECTION 2.03. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows:



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               J.P. MORGAN INDEX FUNDING COMPANY, LLC,

               c/o:  J.P. MORGAN & CO. INCORPORATED
                     60 Wall Street
                     New York, NY 10260-0060
                     Facsimile No:  (212) 648-2157
                     Attention:  Commodities Desk


          Section 2.04. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.


          IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.


                                        J.P. MORGAN & CO.
                                        INCORPORATED,

                                          by
                                             ----------------------------
                                             Name:
                                             Title:


                                        J.P. MORGAN INDEX FUNDING
                                        COMPANY, LLC,

                                        By  J.P. MORGAN & CO.
                                            INCORPORATED, as managing
                                            member,

                                         by
                                            ------------------------------
                                            Name:
                                            Title: